PRESS RELEASE For immediate release

NVE Corporation Reports Fourth Quarter and Fiscal Year Results
and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—May 6, 2020—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and fiscal year ended March 31, 2020.

Total revenue for the fourth quarter of fiscal 2020 increased 10% to $6.15 million from $5.59 million in the prior-year quarter. The increase was due to a 11% increase in product sales, partially offset by a 14% decrease in contract research and development revenue. Net income for the fourth quarter of fiscal 2020 increased 18% to $3.37 million, or $0.69 per diluted share, compared to $2.86 million, or $0.59 per share, for the prior-year quarter.

For fiscal 2020, total revenue decreased 4% to $25.41 million from $26.47 million for the prior fiscal year. The decrease was due to a 4% decrease in product sales and a 14% decrease in contract research and development revenue. Net income for fiscal 2020 increased to $14.53 million, or $3.00 per diluted share, compared to $14.51 million, or $2.99 per diluted share, for fiscal 2019.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable May 29, 2020 to shareholders of record as of May 18, 2020.

“We are pleased to report solid growth in revenue and net income for the quarter, and record net income for the fiscal year,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D. “The COVID-19 pandemic will challenge us in coming quarters, but NVE has been operating effectively and serving our critical sectors thanks to the dedication and resourcefulness of our employees, suppliers, and distributors.”

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, risks and uncertainties related to changes in tariffs and other trade barriers, risks related to the COVID-19 pandemic, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and other reports filed with the SEC.
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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND YEARS ENDED MARCH 31, 2020 AND 2019 (Unaudited)
	Quarter Ended March 31
	2020	2019
Revenue
Product sales	$5,966,153	$5,374,442
Contract research and development	184,773	214,509
Total revenue	6,150,926	5,588,951
Cost of sales	1,187,354	1,297,856
Gross profit	4,963,572	4,291,095
Expenses
Research and development	1,019,408	1,019,728
Selling, general, and administrative	291,095	248,857
Total expenses	1,310,503	1,268,585
Income from operations	3,653,069	3,022,510
Interest income	428,291	459,978
Income before taxes	4,081,360	3,482,488
Provision for income taxes	714,863	623,616
Net income	$3,366,497	$2,858,872
Net income per share – basic	$0.69	$0.59
Net income per share – diluted	$0.69	$0.59
Weighted average shares outstanding
Basic	4,844,470	4,844,010
Diluted	4,845,922	4,850,284

	Year Ended March 31
	2020	2019
Revenue
Product sales	$24,400,192	$25,291,306
Contract research and development	1,011,971	1,181,031
Total revenue	25,412,163	26,472,337
Cost of sales	4,889,295	5,216,112
Gross profit	20,522,868	21,256,225
Expenses
Research and development	3,690,539	4,107,692
Selling, general, and administrative	1,317,543	1,223,971
Total expenses	5,008,082	5,331,663
Income from operations	15,514,786	15,924,562
Interest income	1,787,117	1,785,277
Income before taxes	17,301,903	17,709,839
Provision for income taxes	2,775,261	3,201,903
Net income	$14,526,642	$14,507,936
Net income per share – basic	$3.00	$3.00
Net income per share – diluted	$3.00	$2.99
Weighted average shares outstanding
Basic	4,845,627	4,844,010
Diluted	4,847,294	4,850,567

NVE CORPORATION BALANCE SHEETS MARCH 31, 2020 AND 2019
	March 31, 2020	March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$8,065,594	$6,877,304
Marketable securities, short-term	19,084,814	12,487,821
Accounts receivable, net of allowance for uncollectible accounts of $15,000	2,694,018	2,995,638
Inventories	3,884,450	4,264,876
Prepaid expenses and other assets	655,835	816,045
Total current assets	34,384,711	27,441,684
Fixed assets
Machinery and equipment	9,280,062	9,365,806
Leasehold improvements	1,797,245	1,787,269
	11,077,307	11,153,075
Less accumulated depreciation and amortization	10,494,840	10,258,240
Net fixed assets	582,467	894,835
Deferred tax assets	108,119	353,735
Marketable securities, long-term	43,606,495	54,925,633
Right-of-use asset – operating lease	816,358	-
Total assets	$79,498,150	$83,615,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$186,993	$375,188
Accrued payroll and other	482,074	460,488
Operating lease	127,134	-
Total current liabilities	796,201	835,676

Operating lease	706,600	-
Total liabilities	1,502,801	835,676

Shareholders’ equity
Common stock, $0.01 par value, 6,000,000 shares authorized; 4,835,038 issued and outstanding as of March 31, 2020 and 4,846,010 as of March 31, 2019	48,350	48,460
Additional paid-in capital	19,383,956	19,910,558
Accumulated other comprehensive income (loss)	516,523	(82,725)
Retained earnings	58,046,520	62,903,918
Total shareholders’ equity	77,995,349	82,780,211
Total liabilities and shareholders’ equity	$79,498,150	$83,615,887